Exhibit 99.1

N E W S R E L E A S E	D A T E : July 22, 2020

NASDAQ REPORTS SECOND QUARTER 2020 RESULTS,

RESILIENT BUSINESS ADAPTING TO DELIVER CONTINUED GROWTH

•

Second quarter 2020 net revenues[1] were $699 million, an increase of 12% over the second quarter of 2019. Compared to the prior year period, revenues in the non-trading segments[2] increased 7%, primarily due to organic growth, while Market Services revenues rose 22%, driven by record trading volumes in U.S. equities and options.

•	The GAAP operating margin was 45% in the second quarter of 2020, up from 41% in the prior year period, while the non-GAAP operating margin[3] of 53% increased from 48% in the prior year period.

•

Second quarter 2020 GAAP diluted earnings per share, or EPS, was $1.45, up 39% from $1.04 in the second quarter of 2019. Second quarter 2020 non-GAAP diluted EPS was $1.54, up 26% from $1.22 in the second quarter of 2019.

•

After taking steps in the first quarter of 2020 to increase cash reserves and eliminate near-term debt maturities, in the second quarter Nasdaq issued a $500 million 30-year bond and repaid all commercial paper and borrowings under our revolver. As a result, the company returned to lower leverage, while improving its available liquidity.

•

Nasdaq is working to expand our impact on society by contributing to organizations providing assistance to communities disproportionately impacted by the global health, economic, and social justice crises; increasing our support to the Nasdaq Foundation; and taking actions to foster a more diverse and inclusive corporate culture.

New York, NY - Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the second quarter of 2020.

Second quarter 2020 net revenues were $699 million, an increase of $76 million, or 12%, from $623 million in the prior year period. Net revenues reflected a $50 million positive impact from organic growth in the Market Services segment, a $25 million positive impact from organic growth in the non-trading segments and a $3 million increase from the inclusion of revenues from acquisitions, partially offset by a $2 million unfavorable impact from changes in exchange rates.

“I am extremely proud of the Nasdaq team and how we are serving our clients as we continue to navigate the pandemic,” said Adena Friedman, President and CEO, Nasdaq. “Our foundational markets are demonstrating their resilience and the power of a distributed, electronic market model, handling record volumes through multiple periods of extreme volatility. We are also serving investors with thematic index products and data analytics that empower them to navigate through fundamental shifts caused by the pandemic’s economic disruption. We continue to expand and transition our market technology clients to our cloud-based SaaS solutions, including five new clients in the second quarter, which provides for a more flexible and scalable architecture to serve them in the years ahead. While we continue to see some short-term uncertainties in the business climate due to the pandemic’s impact on the economy, we remain steadfast in our conviction and our investment in our longer-term strategy to create a more inclusive, global economy through advanced capital markets technology and expert market knowledge and insights.”

[1]	Represents revenues less transaction-based expenses.
[2]	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
[3]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

GAAP operating expenses were $384 million in the second quarter of 2020, an increase of $17 million from $367 million in the second quarter of 2019. The increase primarily reflects higher compensation expense and higher restructuring charges, partially offset by lower general, administrative and other costs and decreased marketing and advertising expense due to lower event costs. The lower general, administrative and other costs reflect lower debt extinguishment costs and reduced corporate travel expenses, partially offset by an increase in charitable contributions.

Non-GAAP operating expenses were $327 million in the second quarter of 2020, an increase of $5 million, or 2%, compared to the second quarter of 2019. This reflects a $7 million increase from the impact of acquisitions as well as higher compensation expense, partially offset by lower general, administrative and other costs, decreased marketing and advertising expense and a favorable impact from foreign exchange of $2 million.

“During the second quarter of 2020, we further enhanced the strength of our balance sheet through our successful, 30-year $500 million bond offering,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “We used the proceeds from this offering as well as the temporary cash buffer we established in the first quarter of 2020 to repay all of our commercial paper and the short-term borrowings on our revolver, thereby ending the period with lower leverage but increased available liquidity. As the pandemic continues into the latter half of the year, we continue to invest in our infrastructure to support the strong demand for our products and services as well as provide the capital and resources to deliver on our most important long-term opportunities.”

On a GAAP basis, net income in the second quarter of 2020 was $241 million, or diluted EPS of $1.45, compared to $174 million, or $1.04 per diluted share, in the second quarter of 2019.

On a non-GAAP basis, net income in the second quarter of 2020 was $256 million, or $1.54 per diluted share, compared to $203 million, or $1.22 per diluted share, in the second quarter of 2019.

At June 30, 2020, the company had cash and cash equivalents of $711 million and total debt of $3,482 million, resulting in net debt of $2,771 million. This compares to total debt of $3,387 million and net debt of $3,055 million at December 31, 2019. As of June 30, 2020, there was $480 million remaining under the board authorized share repurchase program.

UPDATING 2020 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is narrowing its 2020 non-GAAP operating expense guidance to the range of $1,330 to $1,360 million, with its unchanged midpoint reflecting the depressed levels of corporate travel, lower event spending and delays in hiring, partially offset by unfavorable changes in foreign exchange rates. Nasdaq continues to expect its 2020 non-GAAP tax rate to be in the range of 25.5% to 27.5%.

[1]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

BUSINESS HIGHLIGHTS

Market Services (40% of total net revenues) - Net revenues were $276 million in the second quarter of 2020, an increase of

$49 million, or 22%, when compared to the second quarter of 2019.

Equity Derivative Trading and Clearing (12% of total net revenues) - Net revenues were $83 million in the second quarter of 2020, up $11 million from the second quarter of 2019. The increase reflects higher U.S. industry trading volumes, partially offset by lower overall U.S. equity option market share and net capture rate.

Cash Equity Trading (15% of total net revenues) - Net revenues were $106 million in the second quarter of 2020, up $40 million from the second quarter of 2019. The increase primarily reflects higher U.S. and European industry trading volumes and a higher U.S. capture rate, partially offset by lower overall U.S. matched market share.

Fixed Income and Commodities Trading and Clearing (2% of total net revenues) - Net revenues were $14 million in the second quarter of 2020, down $2 million from the second quarter of 2019. The decrease was driven by lower U.S. fixed income volumes and the sale of the core assets of our NFX business in 2019, partially offset by higher European products revenues.

Trade Management Services (11% of total net revenues) - Revenues were $73 million in the second quarter of 2020, unchanged from the second quarter of 2019.

Corporate Services (18% of total net revenues) - Revenues were $126 million in the second quarter of 2020, up $3 million, or 2%, compared to the second quarter of 2019.

Listing Services (11% of total net revenues) - Revenues were $74 million in the second quarter of 2020, unchanged from the second quarter of 2019. Higher U.S. Listing revenues were offset by lower event-related revenues at the Nasdaq MarketSite and lower Nasdaq Private Market program activity, both mainly due to the business impact of COVID-19.

Corporate Solutions (7% of total net revenues) - Revenues were $52 million in the second quarter of 2020, an increase of $3 million from the second quarter of 2019, due to increases in both IR intelligence revenues and governance solutions revenues.

Information Services (30% of total net revenues) - Revenues were $213 million in the second quarter of 2020, up $19 million, or 10%, from the second quarter of 2019.

Market Data (14% of total net revenues) - Revenues were $101 million in the second quarter of 2020, up $1 million from the second quarter of 2019, with organic growth in U.S. proprietary products from new sales, including continued expansion geographically, partially offset by lower shared tape plan revenue.

Index (10% of total net revenues) - Revenues were $68 million in the second quarter of 2020, up $13 million from the second quarter of 2019, primarily driven by higher licensing revenue from higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes, higher licensing revenue from futures trading linked to the Nasdaq 100 Index and higher index data revenues.

Investment Data & Analytics (6% of total net revenues) - Revenues were $44 million in the second quarter of 2020, up $5 million from the second quarter of 2019, primarily due to the acquisition of Solovis and growth in eVestment.

Market Technology (12% of total net revenues) - Revenues were $84 million in the second quarter of 2020, up $5 million, or 6%, from the second quarter of 2019. The increase is primarily due to higher SaaS surveillance revenues. Annualized recurring revenue¹, or ARR, totaled $268 million in the second quarter of 2020, an increase of 9% year over year.

[1]

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue of active Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

CORPORATE HIGHLIGHTS

•

Nasdaq’s exchanges delivered continued resilient performance during period of record investor engagement. Nasdaq’s electronically operated equities, options and fixed income markets operated at high performance levels during the surge of trading volume related to the COVID-19 pandemic and the rise in investor engagement. Nasdaq’s combined U.S. equities and options markets set quarterly company records for trading volumes in the second quarter of 2020.

•

Nasdaq’s Index business is benefiting from favorable thematic exposure to the digital economy as assets under management tracking the Nasdaq-100 index and Nasdaq indexes overall reach new quarterly records. Overall AUM in ETPs benchmarked to Nasdaq’s proprietary indexes totaled $272 billion as of June 30, 2020, an increase of 34% compared to June 30, 2019. The increase in AUM was led by a 54% rise year over year in the assets linked to the Nasdaq-100 index. The June 30, 2020 total AUM included $96 billion, or 35% of overall AUM, tracking smart beta indexes.

•

Nasdaq continues to see strong client traction in its Market Technology segment with five new SaaS marketplace clients and launches the Marketplace Services Platform. New order intake totaled $38 million during the second quarter of 2020, driven by strong new order intake in our market and trade surveillance business and the signing of five new SaaS marketplace customers, including surveillance deals with Tradeweb and the National Futures Association. Robinhood, the U.S. retail brokerage, has also selected Nasdaq for its Nasdaq Trade Surveillance technology to monitor their markets. Nasdaq also announced the launch of the Marketplace Services Platform, a SaaS platform which provides next-generation capabilities spanning the transaction lifecycle to facilitate exchange of assets, services and information across various types of market ecosystems. LEX, a commercial real estate securities marketplace, announced they will collaborate with Nasdaq to use the Marketplace Services Platform as the underlying technology for LEX’s alternative trading system.

•

Corporate Services sees success in facilitating primary capital formation, as well as helping established issuers adapt to a very dynamic investor landscape, and rising demand for sustainable practices. In the second quarter of 2020, The Nasdaq Stock Market welcomed 55 new U.S. listings, including 42 IPOs. Nasdaq’s IPO win rate totaled 67%, with an 88% IPO win rate among operating companies[1], during the second quarter of 2020. During the period, three of the largest IPOs by proceeds listed on The Nasdaq Stock Market, including Royalty Pharma PLC, Warner Music Group and ZoomInfo Technologies. In Corporate Solutions, accelerating organic growth was driven mainly by increases in demand for IR Intelligence products, which helps issuers track changes in their shareholder base and understand changing investor priorities, and include the company’s ESG advisory and reporting solutions.

•

Nasdaq pledges continued commitment to communities around us. Nasdaq announced further steps in its continued commitment to diversity and inclusion, which includes increased investment in the company’s internal programs, which allows us to attract, retain, and develop top talent. In addition to our previous philanthropic donations to COVID-19-related charities, Nasdaq has pledged $3 million to organizations providing critical assistance to communities disproportionately impacted by the global health, economic, and social justice crises. Nasdaq also plans to commit $10 million to the Nasdaq Foundation later this year, which will be a core component of our philanthropic efforts.

[1]	Operating companies exclude special purpose acquisition companies.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, (v) the potential impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and (vi) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S.

and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Revenues:
Market Services	$975	$933	$665
Transaction-based expenses:
Transaction rebates	(530)	(479)	(331)
Brokerage, clearance and exchange fees	(169)	(173)	(107)

Total Market Services revenues less transaction-based expenses	276	281	227
Corporate Services	126	128	123
Information Services	213	211	194
Market Technology	84	81	79

Revenues less transaction-based expenses	699	701	623

Operating Expenses:
Compensation and benefits	189	195	169
Professional and contract services	31	27	30
Computer operations and data communications	35	35	33
Occupancy	26	25	24
General, administrative and other	25	61	40
Marketing and advertising	4	9	10
Depreciation and amortization	50	48	48
Regulatory	7	7	8
Merger and strategic initiatives	4	7	5
Restructuring charges	13	12	—

Total operating expenses	384	426	367

Operating income	315	275	256
Interest income	1	2	3
Interest expense	(26)	(26)	(31)
Other income	—	5	1
Net income from unconsolidated investees	26	17	10

Income before income taxes	316	273	239
Income tax provision	75	70	65

Net income attributable to Nasdaq	$241	$203	$174

Per share information:
Basic earnings per share	$1.47	$1.23	$1.05

Diluted earnings per share	$1.45	$1.22	$1.04

Cash dividends declared per common share	$0.49	$0.47	$0.47

Weighted-average common shares outstanding for earnings per share:
Basic	164.1	164.9	165.6
Diluted	166.1	166.8	167.0

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$297	$285	$203
Transaction-based expenses:
Transaction rebates	(199)	(172)	(119)
Brokerage, clearance and exchange fees	(15)	(19)	(12)

Total net equity derivative trading and clearing revenues	83	94	72

Cash Equity Trading Revenues	590	558	372
Transaction-based expenses:
Transaction rebates	(331)	(307)	(211)
Brokerage, clearance and exchange fees	(153)	(153)	(95)

Total net cash equity trading revenues	106	98	66

Fixed Income and Commodities Trading and Clearing Revenues	15	18	17
Transaction-based expenses:
Transaction rebates	—	—	(1)
Brokerage, clearance and exchange fees	(1)	(1)	—

Total net fixed income and commodities trading and clearing revenues	14	17	16

Trade Management Services Revenues	73	72	73

Total Net Market Services revenues	276	281	227

CORPORATE SERVICES REVENUES
Listings Services revenues	74	75	74

Corporate Solutions revenues	52	53	49

Total Corporate Services revenue	126	128	123

INFORMATION SERVICES REVENUES
Market Data revenues	101	97	100

Index revenues	68	73	55

Investment Data & Analytics revenues	44	41	39

Total Information Services revenues	213	211	194

MARKET TECHNOLOGY REVENUES	84	81	79

REVENUES LESS TRANSACTION-BASED EXPENSES	$699	$701	$623

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$711	$332
Restricted cash	30	30
Financial investments	206	291
Receivables, net	523	422
Default funds and margin deposits	3,098	2,996
Other current assets	148	219

Total current assets	4,716	4,290
Property and equipment, net	396	384
Goodwill	6,488	6,366
Intangible assets, net	2,215	2,249
Operating lease assets	405	346
Other non-current assets	339	289

Total assets	$14,559	$13,924

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$129	$148
Section 31 fees payable to SEC	318	132
Accrued personnel costs	149	188
Deferred revenue	351	211
Other current liabilities	204	161
Default funds and margin deposits	3,098	2,996
Short-term debt	—	391

Total current liabilities	4,249	4,227
Long-term debt	3,482	2,996
Deferred tax liabilities, net	506	552
Operating lease liabilities	403	331
Other non-current liabilities	162	179

Total liabilities	8,802	8,285

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,533	2,632
Common stock in treasury, at cost	(367)	(336)
Accumulated other comprehensive loss	(1,715)	(1,686)
Retained earnings	5,301	5,027

Total Nasdaq stockholders’ equity	5,754	5,639
Noncontrolling interests	3	—

Total equity	5,757	5,639

Total liabilities and equity	$14,559	$13,924

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
U.S. GAAP net income attributable to Nasdaq	$241	$203	$174
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	25	26
Merger and strategic initiatives (2)	4	7	5
Restructuring charges (3)	13	12	—
Net income from unconsolidated investee (4)	(25)	(16)	(9)
Charitable contributions (5)	12	5	—
Extinguishment of debt (5)	—	36	11
Other (5)	2	—	3

Total non-GAAP adjustments	32	69	36
Non-GAAP adjustment to the income tax provision (6)	(17)	(18)	(7)
Excess tax benefits related to employee share-based compensation	—	(3)	—

Total non-GAAP adjustments, net of tax	15	48	29

Non-GAAP net income attributable to Nasdaq	$256	$251	$203

U.S. GAAP diluted earnings per share	$1.45	$1.22	$1.04
Total adjustments from non-GAAP net income above	0.09	0.28	0.18

Non-GAAP diluted earnings per share	$1.54	$1.50	$1.22

Weighted-average diluted common shares outstanding for earnings per share	166.1	166.8	167.0

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended June 30, 2020 and March 31, 2020, the restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

In the relevant periods, primarily represents net income recognized from our equity interest in OCC. In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan and OCC suspended customer rebates and dividends to owners. We will continue to exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment may vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(5)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include charitable contributions made to the Nasdaq Foundation and social justice charities for the three months ended June 30, 2020; donations to COVID-19 response and relief efforts for the three months ended March 31, 2020; and loss on extinguishment of debt for the three months ended March 31, 2020 and June 30, 2019.

(6)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment and for the three months ended June 30, 2020 a tax benefit on previously disallowed compensation related deductions.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
U.S. GAAP operating income	$315	$275	$256
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	26	25	26
Merger and strategic initiatives (2)	4	7	5
Restructuring charges (3)	13	12	—
Charitable contributions (4)	12	5	—
Extinguishment of debt (4)	—	36	11
Other (4)	2	5	3

Total non-GAAP adjustments	57	90	45

Non-GAAP operating income	$372	$365	$301

Revenues less transaction-based expenses	$699	$701	$623
U.S. GAAP operating margin (5)	45%	39%	41%
Non-GAAP operating margin (6)	53%	52%	48%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended June 30, 2020 and March 31, 2020, the restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include charitable contributions made to the Nasdaq Foundation and social justice charities for the three months ended June 30, 2020; donations to COVID-19 response and relief efforts for the three months ended March 31, 2020; and loss on extinguishment of debt for the three months ended March 31, 2020 and June 30, 2019.

(5)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
U.S. GAAP operating expenses	$384	$426	$367
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(26)	(25)	(26)
Merger and strategic initiatives (2)	(4)	(7)	(5)
Restructuring charges (3)	(13)	(12)	—
Charitable contributions (4)	(12)	(5)	—
Extinguishment of debt (4)	—	(36)	(11)
Other (4)	(2)	(5)	(3)

Total non-GAAP adjustments	(57)	(90)	(45)

Non-GAAP operating expenses	$327	$336	$322

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended June 30, 2020 and March 31, 2020, the restructuring charges primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life.

(4)

We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. These significant items primarily include charitable contributions made to the Nasdaq Foundation and social justice charities for the three months ended June 30, 2020; donations to COVID-19 response and relief efforts for the three months ended March 31, 2020; and loss on extinguishment of debt for the three months ended March 31, 2020 and June 30, 2019.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2020	2020	2019
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	26.6	25.3	17.3
Nasdaq PHLX matched market share	11.4%	12.8%	16.0%
The Nasdaq Options Market matched market share	10.4%	10.6%	8.9%
Nasdaq BX Options matched market share	0.2%	0.2%	0.2%
Nasdaq ISE Options matched market share	8.3%	8.4%	9.3%
Nasdaq GEMX Options matched market share	5.6%	3.8%	3.9%
Nasdaq MRX Options matched market share	0.5%	0.3%	0.2%

Total matched market share executed on Nasdaq’s exchanges	36.4%	36.1%	38.5%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	292,551	457,819	384,692

Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	12.35	10.97	6.93
Matched share volume (in billions)	142.7	126.8	87.7
The Nasdaq Stock Market matched market share	16.8%	16.8%	17.5%
Nasdaq BX matched market share	0.9%	1.2%	1.8%
Nasdaq PSX matched market share	0.6%	0.6%	0.8%

Total matched market share executed on Nasdaq’s exchanges	18.3%	18.6%	20.1%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	31.5%	30.2%	29.9%

Total market share (2)	49.8%	48.8%	50.0%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	937,245	1,021,963	581,987
Total average daily value of shares traded (in billions)	$5.6	$6.4	$4.6
Total market share executed on Nasdaq’s exchanges	76.4%	74.5%	70.3%

Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume ($ billions traded)	$1,246	$2,067	$2,921
Total average daily volume of Nasdaq Nordic and traded Nasdaq Baltic fixed income contracts	116,057	115,137	126,323
Commodities
Power contracts cleared (TWh) (3)	184	292	170

Corporate Services
Initial public offerings
The Nasdaq Stock Market	42	27	60
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	9	7	14
Total new listings
The Nasdaq Stock Market (4)	55	56	81
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	13	9	19
Number of listed companies
The Nasdaq Stock Market (6)	3,156	3,146	3,080
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	1,042	1,039	1,029

Information Services
Number of licensed exchange traded products (ETPs)	323	325	341
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$272	$206	$203

Market Technology
Order intake (in millions) (8)	$38	$80	$46
Annualized recurring revenues (in millions) (9)	$268	$257	$247

(1)	Includes Finnish option contracts traded on Eurex for which Nasdaq and Eurex have a revenue sharing agreement.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 410 ETPs as of June 30, 2020, 412 ETPs as of March 31, 2020, and 374 ETPs as of June 30, 2019.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of active Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.